Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick (212) 827-4444 stephen.wasdick@acegroup.com

ACE REPORTS FIRST QUARTER NET INCOME OF $953 MILLION,

OPERATING INCOME OF $746 MILLION AND P&C COMBINED RATIO OF 88.2%;

OPERATING RETURN ON EQUITY IS 11.9%

•	Operating income of $2.17 per share, up 6%

•	Book value up 1.5% and tangible book value up 2.1%

•	Total net premiums written up 6.3%; P&C net premiums written up 6.9%

•	P&C current accident year underwriting income, excluding catastrophe losses, up 36.9%

•	North American business now presented in two reporting segments:

Insurance - North American P&C and Insurance - North American Agriculture

•	Full-year 2013 guidance increased to $7.10 to $7.50 per share in after-tax operating income

ZURICH -- April 22, 2013 -- ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2013, of $2.77 per share, compared with $2.84 per share for the same quarter last year.(1) Operating income was $2.17 per share, compared with $2.05 per share for the same quarter last year.(2) Book value and tangible book value per share increased 1.6% and 2.2%, respectively, from December 31, 2012. Book value and tangible book value per share now stand at $82.17 and $67.74, respectively. Operating return on equity for the quarter was 11.9%.(2) The property and casualty (P&C) combined ratio for the quarter was 88.2%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2013	2012	Change	2013	2012	Change

Net income	$953	$973	(2)%	$2.77	$2.84	(3)%
Net realized gains (losses), net of tax	207	272	(24)%	0.60	0.79	(24)%

Operating income, net of tax (2)	$746	$701	7%	$2.17	$2.05	6%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent first quarter and strong start to the year. We produced $746 million in after-tax operating income and our operating ROE was 12%, driven by strong underwriting results. We had a P&C combined ratio of 88.2% that benefited from excellent current accident year underwriting income as a result of both improved margin and growth in our U.S. and international businesses.

“Premium revenue growth across the company was very good, with total net premiums up over 6%. We are taking full advantage of the improved commercial P&C pricing environment in the U.S. and our strong presence in areas of the world where economic fundamentals are superior, such as Asia and Latin America. We completed our acquisition of Mexican surety company Fianzas Monterrey and anticipate closing our acquisition of ABA Seguros, Mexico’s fourth-largest personal lines company, over the next few weeks. We are optimistic about our growth prospects for the balance of the year.”

Operating highlights for the quarter ended March 31, 2013, were as follows: (1)

•	Total company net premiums written increased 6.3%.
•	P&C net premiums written increased 6.9%.
•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums for the quarter were $32 million (one percentage point of the combined ratio) and $28 million, respectively, compared with $19 million and $14 million, respectively, in 2012.
•	P&C underwriting income was $364 million compared with $314 million in 2012.
•	The P&C combined ratio was 88.2% compared with 89.2% last year.
•	P&C current accident year underwriting income excluding catastrophe losses increased 36.9% to $328 million. Results included a net favorable benefit of $14 million, which comprised two one-time items: a $29 million legal settlement benefit partially offset by a $15 million expense adjustment.
•	Favorable prior period development pre-tax was $70 million, representing 2.2 percentage points of the combined ratio, compared with $93 million last year.
•	The P&C current accident year combined ratio excluding catastrophe losses improved to 89.4% compared with 91.7% last year.
•	The P&C expense ratio for the quarter improved to 31.1% compared with 32.3% last year, and benefited by 0.6 percentage point related to the one-time items noted above.
•	Operating cash flow was $913 million for the quarter.
•	Net loss reserves decreased $60 million in the quarter after adjusting for foreign exchange due to payments related to Superstorm Sandy and prior year crop insurance losses.
•	Net investment income for the quarter decreased 2.4% to $531 million due primarily to lower reinvestment rates offset by higher distributions from private equity funds.
•	Net realized and unrealized gains pre-tax totaled approximately $88 million, which included net realized gains from derivative accounting related to variable annuity reinsurance of $119 million, including the effect of foreign exchange.
•	Operating return on equity was 11.9% for the quarter.(2) Return on equity computed using net income was 13.7%.
•	Share repurchases totaled $154 million, or approximately 1.8 million shares, during the quarter.
•	Book value per share(2) increased 1.6% to $82.17 from $80.90 at December 31, 2012.
•	Tangible book value per share(2) increased 2.2% to $67.74 from $66.28 at December 31, 2012.
•	Debt plus trust preferred securities to tangible capital ratio was 20.7% compared to 18.4% at December 31, 2012, primarily due to new debt issuances totaling $950 million during the quarter.
•	Effective with the first quarter of 2013, the company’s North American segment is split and presented in two distinct reporting segments: Insurance - North American P&C and Insurance - North American Agriculture. Prior year amounts have been adjusted to conform to the new segment presentation.

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Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2013, include:

•	Insurance - North American P&C: Net premiums written increased 9.3%. The combined ratio was 85.7% compared with 89.4%.
•	Insurance - North American Agriculture: Net premiums written decreased 5.1%, or $6 million. The combined ratio was 79.3% compared with 42.8%.
•	Insurance - Overseas General: Net premiums written increased 6.0%. On a constant-dollar basis, net premiums written increased 6.3%. The combined ratio was 90.6% compared with 91.2%.
•	Global Reinsurance: Net premiums written increased 6.1%. The combined ratio was 67.3% compared with 68.3%.
•	Life: Operating income was $70 million compared with $84 million. On a constant-dollar basis, Life net premiums written and deposits collected, excluding life reinsurance run-off products,(2) increased 17.8%.

The company is issuing updated guidance for full-year 2013 to account for the positive first quarter prior period reserve development, lower-than-planned catastrophe losses realized in the first quarter and better-than-expected current accident year results excluding catastrophe losses. The range is $7.10 to $7.50 per share in after-tax operating income for the year. This includes estimated catastrophe losses of $330 million after tax for the second through fourth quarters. Guidance for the balance of the year is for the current accident year only.

Please refer to the ACE Limited Financial Supplement, dated March 31, 2013, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will host its first quarter earnings conference call and webcast on Tuesday, April 23, 2013, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 888-299-7205 (within the United States) or 719-457-1517 (international); passcode 3476384. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Tuesday, May 7, 2013, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 3476384.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)  All comparisons are with the same period last year unless specifically stated.

(2)  Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Life net premiums written and deposits collected, excluding life reinsurance run-off products, is a non-GAAP financial measure. Deposits collected on universal life and investment contracts (life deposits) are properly not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. However, we exclude results associated with our life reinsurance run-off products as there is no new life reinsurance business currently being written.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 23-24 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM - not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, acquisition activity, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2013	December 31 2012
Assets
Investments	$61,359	$60,264
Cash	855	615
Insurance and reinsurance balances receivable	4,154	4,147
Reinsurance recoverable on losses and loss expenses	11,530	12,078
Other assets	15,563	15,441

Total assets	$93,461	$92,545

Liabilities
Unpaid losses and loss expenses	$37,082	$37,946
Unearned premiums	7,019	6,864
Other liabilities	21,418	20,204

Total liabilities	65,519	65,014

Shareholders’ equity
Total shareholders’ equity	27,942	27,531

Total liabilities and shareholders’ equity	$93,461	$92,545

Book value per common share (2)	$82.17	$80.90

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2013	2012
Gross premiums written	$4,963	$4,787
Net premiums written	3,798	3,572
Net premiums earned	3,573	3,381
Losses and loss expenses	1,926	1,804
Policy benefits	131	147
Policy acquisition costs	614	582
Administrative expenses	514	510

Underwriting income(2)	388	338
Net investment income	531	544
Net realized gains (losses)	206	260
Interest expense	60	62
Other income (expense):
Gains (losses) from separate account assets(2)	4	18
Other	6	(15)
Income tax expense	122	110

Net income	$953	$973

Diluted earnings per share:
Operating income (2)	$2.17	$2.05
Net income	$2.77	$2.84
Weighted average diluted shares outstanding	343.9	341.7
Loss and loss expense ratio	57.1%	56.9%
Policy acquisition cost ratio	17.2%	17.4%
Administrative expense ratio	13.9%	14.9%

Combined ratio	88.2%	89.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2013	2012
Gross Premiums Written
Insurance - North American P&C	$1,819	$1,829
Insurance - North American Agriculture	249	183
Insurance - Overseas General	2,073	1,984
Global Reinsurance	294	279
Life	528	512

Total	$4,963	$4,787

Net Premiums Written
Insurance - North American P&C	$1,284	$1,174
Insurance - North American Agriculture	113	119
Insurance - Overseas General	1,620	1,528
Global Reinsurance	279	263
Life	502	488

Total	$3,798	$3,572

Net Premiums Earned
Insurance - North American P&C	$1,338	$1,228
Insurance - North American Agriculture	52	59
Insurance - Overseas General	1,459	1,391
Global Reinsurance	247	230
Life	477	473

Total	$3,573	$3,381

Operating Income (2)
Insurance - North American P&C	$361	$309
Insurance - North American Agriculture	7	25
Insurance - Overseas General	239	214
Global Reinsurance	144	137
Life	70	84
Corporate	(75)	(68)

Total	$746	$701

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